Exhibit 99.1

                                                  News
                                                  Release

                                                                            Vectren Corporation
                                                One Vectren Square
                                                                            Evansville, IN  47708

August 15, 2007
FOR IMMEDIATE RELEASE
Media contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor contact: Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren electric base rate increase approved by Indiana commission

Evansville, Ind. - The Indiana Utility Regulatory Commission (IURC) today approved Vectren Corporation’s (NYSE: VVC) utility subsidiary, Vectren Energy Delivery of Indiana – South, changes to the base rates and charges for its electric distribution business in southwestern Indiana. The decision followed the settlement previously reached with the Indiana Office of Utility Consumer Counselor (OUCC) and other intervening parties.

The order provides for an approximate $60.8 million electric rate increase to cover costs associated with system upgrades and growth and increases in maintenance and operating expenses. The impact of this decision would increase bills around $17 per month for the typical electric customer using 950 kWh per month. This increase marks the first time in the past 13 years the company has had a general rate increase.

“We were pleased to be able to avoid a general rate increase for such a long period, but we finally reached the point where increases in investments and expenses since our last rate case required this action. These infrastructure investments were necessary to allow us to continue to provide safe and reliable service to our customers,” said Niel C. Ellerbrook, Chairman, President and CEO.

Major provisions of the settlement include:
•
Operations and Maintenance (O&M) expense increases related to managing the aging workforce, including the development of an apprenticeship program and the creation of defined training programs for power plant employees to ensure proper knowledge transfer, safety and system stability.

•	Increased O&M expense necessary to maintain and improve customer reliability, including enhanced tree-trimming, pole inspections and replacement, and circuit and substation inspections.
•	Recovery of certain new transmission investments made and ongoing costs associated with the Midwest Independent Transmission System Operator (MISO), the group in charge of the Midwestern power grid.
•	Recovery of and return on the investment of previous demand side management programs to help encourage conservation during peak load periods.
•
Increased customer benefit from the sale of wholesale power, when available. Occasionally excess power is available to be sold into the marketplace. Vectren will participate in a sharing arrangement with customers of the profits from such sales.

•	An overall rate of return of 7.32 percent and a return on equity (ROE) of 10.4 percent.

Vectren reminds customers there are many bill payment options including Budget Bill, Direct Pay and online-billing to conveniently predict and pay the monthly charges. Additional payment options and special payment arrangements are available by logging into Vectren.com.

Although general electric rates that cover costs to run the business have not changed for more than 13 years, electric bills have grown as a result of higher usage and environmental investment recovery. Average electricity usage by residential customers has increased 15 percent since 1995 as customers have added appliances, computers and other electrical devices. Fuel costs, including the price of coal and natural gas, also have gone up during this time period.

Vectren South’s electric utility generates power primarily with its coal-fired units and then supplements that generation with natural gas-fired peaking units to serve more than 140,000 electric customers in a seven-county area including Dubois, Gibson, Pike, Posey, Spencer, Vanderburgh and Warrick. The company maintains dozens of substations, approximately 830 miles of transmission lines and 3,225 miles of above-ground and 1,700 miles of underground distribution lines.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.